EX-99.1 Press Release
Pennant Group to Participate in the 2024 Oppenheimer Healthcare MedTech & Services Conference

EAGLE, Idaho, March 12, 2024 – The Pennant Group, Inc. (NASDAQ: PNTG), the parent company of the Pennant group of affiliated home health, hospice and senior living companies, announced today that it will participate in the upcoming 2024 Oppenheimer Healthcare MedTech & Services Conference on March 13, 2024. Lynette Walbom, Chief Financial Officer, and John Gochnour, President and Chief Operating Officer, will participate in a fireside chat that day at 10:00 a.m. Eastern Time. A live webcast of the event will be accessible on the Investor Relations section of Pennant’s website at http://investor.pennantgroup.com.

About Pennant:

The Pennant Group, Inc. is a holding company of independent operating subsidiaries that provide healthcare services through 112 home health and hospice agencies and 53 senior living communities located throughout Arizona, California, Colorado, Idaho, Montana, Nevada, Oklahoma, Oregon, Texas, Utah, Washington, Wisconsin and Wyoming. Each of these businesses is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Pennant Group, Inc. has direct operating assets, employees or revenue, or that any of the home health and hospice businesses, senior living communities or the Service Center are operated by the same entity. More information about Pennant is available at www.pennantgroup.com.

Contact Information

The Pennant Group, Inc.
(208) 506-6100
ir@pennantgroup.com

SOURCE: The Pennant Group, Inc.